SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 25, 2006

FUEGO ENTERTAINMENT, INC.
(Exact name or registrant as specified in its charter)

Nevada	20-2078925
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

19250 NW 89th Court, Miami, Florida 33018
(Address of Principal Executive Offices, Including Zip Code)

(305) 829-3777
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01 Other Events

On August 25, 2006, the Company issued a press release and filed an 8K where it announced that we had issued a letter of intent to acquire 14 television stations for a total consideration of $11 million in cash and stock, including the assumption of liabilities. As part of its commitment to acquire these assets, we were going to place 1 million shares of the Company’s Rule 144 common stock in a third-party escrow. The transaction was subject to a 60-day due diligence period and approval by the FCC.

At the time, the Company’s stock was trading at $0.88 per share. The Letter of Intent (LOI) called for a portion of the $11 million to be paid in Fuego stock at a 20-day average trading price prior to executing the definitive agreement. The terms were later verbally modified to a cash only arrangement, thereby excluding the issuance of Fuego stock as consideration. Fuego’s management decided against issuing Fuego stock for this acquisition after the Company’s stock decreased dramatically and management considered the dilution too significant to the Company’s shareholders.

In the subsequent months we continued pursuing the possibility of raising capital in moving forward with this acquisition. At the present time, the Company has been unable find adequate financing to complete this arrangement. Therefore, we are no longer pursuing the acquisition of the 14 television stations.

1.02 Termination of a Material Definitive Agreement

Fuego Entertainment, Inc. entered into a management agreement with an affiliate, Fuego Entertainment Media, LLC, (FEML) to manage and operate a television network. Previously, FEML entered into a lease/purchase option arrangement with the antenna’s owner to enable FEML to broadcast its programming content based on monthly lease payments until such time as we could exercise the two-year underlying option purchase agreement.

We also acquired from FEML an option to acquire FEML’s purchase option on the same terms and conditions FEML had agreed to purchase it. In the event we were able to earn substantial management fees from the programming content over a sustained period of time, the Company would have been able to arrange suitable financing to acquire the antenna outright, at a cost of approximately $3.2 million dollars for the Las Vegas television station and $3.8 million for the three television stations in Puerto Rico.

We previously reported as part of an 8K filing on December 11, 2006, that we will be required to hire qualified programming and technical personnel to facilitate the management agreement with FEML and that we will incur substantial related costs and expenses to enable us to initiate and carry out our obligations under the agreement with FEML. Also, we reported that we were actively seeking financing for these projects. We also noted that Fuego Entertainment has no financial ownership interest in FEML and none is contemplated under the existing agreement with FEML.

Although we have  received several financing opportunities in the form of convertible debentures, management has not accepted these financing opportunities due to what we consider to be “unacceptable terms,” such as high interest rates, excessive dilution, and the other risks this could represent. Although we have spent considerable funds in anticipation of managing our television projects, we would need additional funds. Without adequate financing, at this time, we are not in a position to be able to carry out our intent to manage and operate these stations. Therefore, effective immediately we are terminating our agreement with FEML relating to the management and operation of the television stations and purchase options. We are also putting on hold, indefinitely, our plans to launch our own television network, Fuego TV until adequate financing becomes available and can secure it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The registrant has duly caused this report to be signed on its behalf by The undersigned hereunto duly authorized.

FUEGO ENTERTAINMENT, INC.,

Date: July 3, 2007	By:	/s/ Hugo M. Cancio
Hugo M. Cancio
Title: Principal Executive Officer